EXHIBIT 10.31

CITIZENS FINANCIAL GROUP, INC.

2014 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

RSU Award Agreement

[Service Vesting]

Citizens Financial Group, Inc. (the “Company”) hereby grants to [Full Name] a restricted share unit award (this “Award”) on the following terms and subject to the provisions of Attachment A and the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (the “Plan”). Unless defined in this Award agreement (including Attachment A, this “Award Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Award Agreement and any descriptive materials provided in connection herewith, the provisions of the Plan will prevail.

Participant	[Full Name] (the “Participant”)

Number of Restricted Share Units	[—] Restricted Share Units (the “RSUs” or “Restricted Share Units”)

Grant Date	[—] (the “Grant Date”)

Vesting	Subject to Section 5 of Attachment A, the RSUs shall fully vest on [the earlier of the first anniversary of the Grant Date or the date of the annual shareholders meeting][1] [the first anniversary of the Grant Date][2] (the “Vesting Date”),[3] provided that the Participant does not experience a separation of service from the Board prior to the [applicable] Vesting Date or as otherwise set forth below. [Any fractional stock units resulting from the application of the vesting schedule will be aggregated and will vest on the last scheduled Vesting Date, if there is more than one Vesting Date.]

[1]	To be included for IPO Awards.
[2]	To be included for annual Awards to directors following the IPO.
[3]	The vesting schedule presented in this Form of Award Agreement is indicative. The vesting schedule applicable to Awards may vary.

Attachment A

CITIZENS FINANCIAL GROUP, INC.

2014 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

RSU Award Agreement

Terms and Conditions

Grant to: [Full Name]

Section 1. Grant of RSU Award. Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Award Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by reference and made a part of this Award Agreement.

Section 2. Issuance of RSUs. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Award Agreement and the Plan.

Section 3. Rights as a Shareholder; Dividend Equivalents.

(a) The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares, including Dividend Shares (as defined below) to the extent applicable, underlying such RSUs.

(b) If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying RSUs are distributed to the Participant pursuant to Section 6, the Participant shall be eligible to receive an amount equal to the dividend that the Participant would have received had the Shares underlying the RSUs been distributed to the Participant as of the time at which such dividend is paid; provided, however, that no such amount shall be payable with respect to any RSUs that are forfeited. Such amount shall be paid to the Participant on the date on which the Shares underlying the RSUs are distributed to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally. Any Shares that the Participant is eligible to receive pursuant to this Section 3(b) are referred to herein as “Dividend Shares.”

Section 4. Restrictions on Transferability. The RSUs granted hereunder shall not be assigned, sold, exchanged, pledged, hypothecated, transferred, alienated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, by the Participant. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 4 will be null and void and any RSU which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Award Agreement will be binding upon any permitted successors and assigns.

Section 5. Change of Control; Accelerated Vesting and Forfeiture Upon a Separation from Service.

(a) Change of Control. In the event of the Change of Control, the RSUs shall fully vest on the date of such Change of Control and shall be distributed to the Participant pursuant to Section 6.

(b) Accelerated Vesting Upon Separation From Service. In the event of the Participant’s separation from service from the Board for any reason (other than under circumstances which would constitute “cause” under the terms of the Company’s bylaws or applicable law), the RSUs shall fully vest on the date of the Participant’s separation from service from the Board and shall be distributed to the Participant pursuant to Section 6.

(c) Forfeiture. In the event of the Participant’s separation from service from the Board under circumstances which would constitute “cause” under the terms of the Company’s bylaws or applicable law, any unvested RSUs shall be forfeited in their entirety without any payment to the Participant.

Section 6. Distribution on Vesting. Subject to the provisions of this Award Agreement, upon the vesting of any of the RSUs, the Company shall deliver to the Participant, as soon as reasonably practicable after the [applicable] Vesting Date (or the date of the Participant’s separation of service, as applicable), one Share for each such RSU and the number of Dividend Shares (as determined in accordance with Section 3(b)), provided that such delivery of Shares shall be made no later than March 15 of the calendar year immediately following the year in which the [applicable] Vesting Date (or the date of the Participant’s separation of service, as applicable) occurs. Upon such delivery, such Shares (including Dividend Shares) shall be fully assignable, saleable and transferable by the Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.

Section 7. Tax Liability; Withholding Requirements. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder.

Section 8. Recoupment/Clawback. This Award may be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement, as it may be established or amended from time to time.

Section 9. No Right to Continued Service on the Board. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained as a Non-Employee Director of the Company or in any other capacity, and the receipt of this Award does not confer any rights on the Participant other than those expressly set forth in this Award Agreement or the Plan.

Section 10. Section 409A of the Code. This Award Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Award Agreement shall be operated accordingly. If any provision of the Award Agreement or any term or condition of the RSUs would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code any distribution that otherwise would be made to such Participant with respect to RSUs as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Section 11. Miscellaneous.

(a) Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attention: Corporate Secretary

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Award Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.

(d) Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant, provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e) Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(f) Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

(g) Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. By signing this Award Agreement (either manually or electronically), the Participant waives any right that the Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement or the Plan.

(h) Discretionary Nature. The grant of the RSUs in this Award Agreement does not create any contractual right or other right in the Participant to receive any RSUs or other Awards in the future. Future grants of Awards, if any, will be at the sole discretion of the Company.

(i) Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSUs pursuant to the provisions of this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the RSUs and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.

(j) Dispute Resolution. Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and each Participant agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and each Participant agree that any dispute between or among them and/or their affiliates arising out of, relating to or in connection with this Plan will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city/location selected by the Company in its sole discretion. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, selected by the Company in its sole discretion. Any award rendered by the arbitrator, including with respect to responsibility for AAA charges (including the costs of the mediator and arbitrator), will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Company and each Grantee agree to submit to JAMS mediation and arbitration applying the JAMS equivalent of the AAA Commercial Arbitration Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

(k) Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

(l) Counterparts. This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company has executed and delivered this Award Agreement as of the Grant Date.

CITIZENS FINANCIAL GROUP, INC.

By:
Name:
Title: